                                   EXHIBIT 12

                      RITE AID CORPORATION AND SUBSIDIARIES
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        QUARTER ENDED AUGUST 29, 1998 AND
 YEARS ENDED FEBRUARY 28, 1998, MARCH 1, 1997, MARCH 2, 1996, MARCH 4, 1995, AND
                                FEBRUARY 26, 1994
                          (Dollar Amounts in Thousands)

                            Quarter             Year         Year            Year         Year         Year
                              Ended            Ended        Ended           Ended        Ended        Ended
                          August 29,         Feb. 28,     March 1,        March 2,     March 4,     Feb. 26,
                               1998             1998         1997            1996         1995         1994
                          ---------        ---------    ---------       ---------    ---------    ---------
Fixed Charges

Interest Expense          $  83,228        $ 159,752    $  96,473       $  68,341    $  42,300    $  28,683

Interest Portion(1)
  of Net Rental
  Expense                    66,993          111,943       66,067          52,080       40,424       40,427
                          ---------        ---------    ---------       ---------    ---------    ---------

Fixed Charges Before
  Capitalized Interest      150,221          271,695      162,540         120,421       82,724       69,110

Capitalized Interest          3,843            3,834        1,897           1,948          373          217
                          ---------        ---------    ---------       ---------    ---------    ---------

Total Fixed Charges       $ 154,064        $ 275,529    $ 164,437       $ 122,369    $  83,097    $  69,327
                          =========        =========    =========       =========    =========    =========

Earnings

Income\(Loss) Before
  Extraordinary Loss
  and Income Taxes        $  (3,026)(4)    $ 530,041    $ 258,927(3)    $ 256,202    $ 231,464    $  45,670(2)

Fixed Charges Before
  Capitalized Interest      150,221          271,695      162,540         120,421       82,724       69,110
                          ---------        ---------    ---------       ---------    ---------    ---------

Total Adjusted
  Earnings                $ 147,195        $ 801,736    $ 421,467       $ 376,623    $ 314,188    $ 114,780
                          =========        =========    =========       =========    =========    =========

Ratio of Earnings to
  Fixed Charges                 .96             2.91         2.56            3.08         3.78         1.66
                          =========        =========    =========       =========    =========    =========

(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000 one-time, pre-tax charge for nonrecurring and other charges.

(4) Loss before extraordinary loss and income taxes for twenty-six weeks ended August 29, 1998 includes a $289,678,000 one-time, pre-tax charge for nonrecurring and other charges.